For additional information:

For Immediate Release	Rick Green President & CEO Kerby E. Crowell EVP & CFO (405) 372-2230

Southwest Bancorp Gets Preliminary Approval under U.S. Treasury Capital Purchase Program

November 20, 2008, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (NASDAQ Global Select Market—OKSB), (“Southwest”), today reported preliminary government approval of its application for the sale of up to $70.0 million in preferred shares and related warrants for the purchase of $10.5 million of its common stock under the U.S. Treasury’s Capital Purchase Program.

The Treasury’s Capital Purchase Program is a voluntary program designed to help healthy institutions build capital to support the U.S. economy by increasing the flow of financing to creditworthy U.S. businesses and consumers.

“We believe that participation in the Capital Purchase Program will help us achieve our strategic goal of building long-term shareholder value during these uncertain times,” stated Rick Green, President and Chief Executive Officer.

We expect that the additional long-term capital funds now available through the Capital Purchase Program, along with the funds we received from our $34.5 million sale of trust preferred securities in July, will help us take better advantage of opportunities for prudent loan growth while continuing to maintain appropriate capitalization.

Southwest currently exceeds all applicable regulatory capital requirements and each of its banking subsidiaries meets the criteria for regulatory classification as “well-capitalized”.

Completion of the issuance of preferred shares and warrants under the Capital Purchase Program is subject to certain standard conditions and is expected to occur before year end. Although Southwest intends to participate in the program, it will continue to monitor and evaluate any additional governmental requirements that may diminish the value of our participation in the program.

Southwest Bancorp and Subsidiaries

Southwest Bancorp, with total assets at September 30, 2008 of $2.8 billion, is the financial holding company for Stillwater National Bank and Trust Company, Bank of Kansas, SNB Bank of Wichita, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Chickasha, Edmond, Oklahoma City, Stillwater, and Tulsa, Oklahoma; Austin, Dallas, Houston and San Antonio, Texas; and Hutchinson, Kansas City, and Wichita, Kansas, and on the Internet, through SNB DirectBanker®.

Southwest’s common stock is traded on the NASDAQ Global Select Market under the symbol OKSB. Southwest’s trust preferred securities are traded on the NASDAQ Global Select Market under the symbol OKSBP.

Forward-Looking Statements

This Press Release includes forward-looking statements, such as: statements of Southwest’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of loan growth; and statements of Southwest’s ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, the effects on general economic conditions in our markets of recent market instability, and other economic conditions; future laws and regulations; levels of performing and problem loan payoffs and loan losses; off-balance sheet risk and market risk; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest’s past growth and performance do not necessarily indicate its future results.

Designation as a well-capitalized institution under regulations does not constitute a recommendation or endorsement by Federal bank or thrift regulators.